Exhibit 99.1

Bank of Florida Corp. Reports First Quarter 2009 Financial Results

NAPLES, Fla.--(BUSINESS WIRE)--April 28, 2009--Bank of Florida Corporation (Nasdaq:BOFL) reported first quarter 2009 financial results. Highlights include:

  Tangible common equity as a percentage of tangible assets of 8.08%
  Core deposit growth of 3% and 19% over the fourth and first quarters, respectively, of 2008 (core deposits exclude wholesale brokered and CDAR deposits and CDs with balances in excess of $100,000)
  Net interest margin expanded four basis points to 2.93%, compared to 2.89% in the fourth quarter of 2008
  Assets under advice at Bank of Florida Trust Company totaled $523 million, an increase of 6% and 9%, respectively, from the fourth and first quarters of 2008
  First quarter provision for loan losses totaled $6.7 million
  Net charge-offs were 3.92% of average loans, up from 0.26% of average loans in the fourth quarter
  Allowance for loan losses of 1.90% to total loans, compared to 2.32% in the fourth quarter
  Nonperforming loans totaled 8.93% of total loans, compared to 5.63% in the fourth quarter
  Nonperforming assets totaled 7.67% of total assets, compared to 4.95% in the fourth quarter
  First quarter net loss of $4.4 million or $0.34 per share

“As always, we continue our stringent process of monitoring and working through problem loans during this extremely difficult credit cycle,” said Chief Executive Officer Michael L. McMullan. “Although we are encouraged by recent trends within Florida real estate, we are seeing on-going stresses in certain markets and, therefore, continue to aggressively classify assets based on our process of identifying the early warning signs of problem credits. These aggressive classifications, coupled with the on-going economic conditions and the lengthy foreclosure process in Florida, resulted in increases in our nonperforming loans again during the first quarter.

“Our overall process of monitoring and classifying problem credits includes a detailed loan migration analysis which projects the movement of loans, based on type, location, and borrower capacity, through the various categories of loan delinquencies. This analysis successfully projected the level of new nonperforming loans this quarter. In reviewing the impact of these new nonperforming loans to our overall asset quality ratios, we continued to aggressively research our options to sell them. However, sales of nonperforming loans in bulk continue to come with significant discounts. We do believe there are certain loans which are candidates for a potential bulk sale at some point in the near future, however, there are others that we consider to be secured with attractive real estate and believe that, with our historical experience to date in selling OREO with slight gains, working out loans individually is in the best economic interest of the Company and its shareholders. In addition, we believe that our current tangible common equity level provides us with the ability to take the time to reduce our level of nonperforming loans in the most efficient and economic manner possible.

“As previously mentioned, there are positive trends in Florida. Residential real estate sales have intensified somewhat since the end of last year, driven primarily by the continued reduction in valuations due to foreclosures and short sales. While the real estate market remains fragile, we are optimistic that these reduced valuations and increased sales will begin to result in a decrease in housing inventories across our markets. Although these signs are encouraging, it will still take time for the market to absorb high levels of housing inventory. With that, we expect that our nonperforming loans and charge-offs will remain elevated from historic levels for the rest of 2009.

“Another positive sign in our markets is a shift of market share, with long term regional bank customers looking to move their business to a more local, personalized banking solution. As a result, we are seeing very strong loan demand, although during the first quarter we selectively took advantage of growth opportunities to ensure our capital position could continue to absorb additional impairments, and deposit growth. In fact, our core deposits increased 3% during the quarter, over fourth quarter 2008, and were up 19% over the same quarter last year. In addition, the opportunities we are seeing across our markets are also positively impacting the Trust Company, where the pipeline for new trust business is rapidly growing. For example, at the end of the first quarter we added a substantial new client with $27 million in assets, which will fund in the second quarter adding to trust assets under management and fee income in the second quarter.

“We anticipate that our net interest margin will remain relatively stable in the second quarter of 2009, assuming no changes in the interest rate environment and depending upon the level of interest reversals on nonaccrual loans. This expectation is based on our strategy of replacing higher cost non-relationship and brokered CDs with lower cost short term borrowings, as well as the positive trends we are seeing with core deposit growth. In addition, while deposit rates remain competitive across our markets, they have eased since the end of last year.”

Asset Quality and Provision for Loan Losses

Nonperforming loans totaled $115.0 million, or 8.93% of total loans, up $43.1 million from $71.9 million or 5.63% of total loans in the fourth quarter. The increase in nonperforming loans was primarily related to the addition of two commercial real estate loans totaling $15.4 million, and four construction loans totaling $15.0 million, which was somewhat offset by the partial charge-off of a $6.5 million construction loan. Also impacting nonperforming loans were two land loans totaling $11.1 million, and three residential mortgages totaling $6.6 million. Nonperforming assets were $120.5 million, or 7.67% of total assets, an increase of $43.8 million from $76.7 million or 4.95% of total assets in the fourth quarter. Of the $120.5 million in nonperforming assets there are contracts on six properties totaling $12.7 million.

Net charge-offs were $11.8 million, or 3.92% of average loans on an annualized basis, an increase of $11.0 million from $780,000 or 0.26% of average loans in the fourth quarter. The increase in net charge-offs was primarily related to partial charge-offs of $6.5 million on a residential construction project in Tampa, $1.2 million residential mortgage in Naples, $993,000 commercial loan in Naples, $608,000 land loan in Ft. Myers, and $456,000 on a land loan in Tampa. Of the $11.8 million in charge-offs during the first quarter of 2009, $10.8 million was specifically reserved for during the fourth quarter of 2008. These charge-offs were largely associated with collateral valuation adjustments following recent appraisals.

The provision for loan losses totaled $6.7 million, down from $16.0 million in the fourth quarter and up from $687,000 in the first quarter of 2008. The allowance for loan losses decreased $5.0 million to $24.5 million or 1.90% of total loans, compared to $29.5 million or 2.32% of total loans in the fourth quarter primarily due to charge-offs taken in the first quarter associated with reserves booked in the fourth quarter of 2008. As a result of these charge-offs, the recorded basis of these nonperforming loans were fully adjusted to reflect current collateral values as of December 31, 2008. Excluding the $10.8 million taken to absorb impaired collateral, the Company’s loan loss reserves as a percentage of total loans would have been approximately 2.71% in the first quarter. The additions to nonperforming loans in the first quarter did not reveal significant collateral impairments; however, updated appraisals have been ordered and any valuation adjustments validated by these new appraisals will be taken in the second quarter.

The on-site portion of the Company’s regulatory examination was completed during the first quarter. The only outstanding open item as part of this examination is the annual update to the allowance methodology, which through the normal course of business, the Company completed in April after all the requisite data had been compiled and analyzed. The Company is in discussions with the State of Florida banking regulator as to the appropriate timing of taking the adjustment, which management anticipates will be in the second quarter. However, the Company believes that if taken in the first quarter, the adjustment would not have a material impact to the overall financial position of the Company and would have a positive impact on the reserve ratios.

Net Interest Income

Net interest income for the first quarter of 2009 totaled $10.0 million, a decrease of 2% compared to the fourth quarter. The net interest margin increased four basis points to 2.93% from 2.89% in the fourth quarter. The increase in the net interest margin was primarily related to lower cost of funds as market rates on deposits eased, which outpaced the decrease in earning asset yields following the 175 basis point decline in the prime rate that occurred during the fourth quarter of 2008. Excluding the impact of nonperforming loans, the net interest margin would have been approximately 3.32% to 3.37% in the first quarter of 2009 compared to approximately 3.02% in the fourth quarter of 2008.

Compared to the first quarter of 2008, net interest income decreased 11%. The decrease in the net interest margin of 69 basis points on a year-over-year basis to 2.93% from 3.62% was minimal compared to the 200 basis point decrease in the prime rate that occurred during the same time period. Also impacting the net interest margin on a year-over-year basis were interest reversals on a higher level of nonaccrual loans.

Non-Interest Income

Non-interest income decreased 3% to $1.2 million compared to the fourth quarter of 2008. During the fourth quarter, a $106,000 gain on the sale of OREO contributed to non-interest income, compared to a $22,000 gain on the sale of OREO during the first quarter. Offsetting the decline in the gain on the sale of OREO was a 5% increase in trust fees. The increase in trust fees was primarily related to a 7% increase in trust assets under management, due to a defensive stance on client portfolios, new client business, and additions to existing client portfolios. On a year-over-year basis, first quarter 2009 non-interest income decreased 11%, primarily due to a 12% decrease in trust fees related to the weak financial market conditions that persisted over the past 12 months.

Non-Interest Expenses

Non-interest expense was relatively flat compared to the fourth quarter, with a 3% increase in salaries and employee benefits largely related to higher payroll taxes and 401(k) expenses, somewhat offset by a 3% decrease in general operating expenses, which was primarily related to lower data processing, office supplies and postage, marketing, and travel expenses.

Compared to the first quarter of 2008, non-interest expense remained relatively flat, with a decrease in salaries and employee benefits of 5%, partially offset by a 10% increase in general operating expense, which was largely caused by higher expenses related to loan collection activities, insurance premiums, marketing, and FDIC assessments.

Balance Sheet and Capital

Total assets increased $21.2 million, or 1%, to $1.6 billion at the end of the first quarter compared to the fourth quarter, and $166.2 million, or 12%, on a year-over-year basis. Loans increased $12.9 million, or 1%, over the fourth quarter and $113.7 million, or 10%, on a year-over-year basis. The loan growth was primarily due to increases in commercial and commercial real estate loans as well as residential mortgages which more than offset a decrease in construction loan balances.

Total deposits decreased by $1.0 million or less than 1%, to $1.2 billion in the first quarter compared to the fourth quarter. The decrease in total deposits resulted from a concerted effort to use the lowest cost funding available. The Company replaced certain short term higher rate non-relationship retail and brokered deposits with short term FHLB borrowings and other wholesale sources, with funding cost savings ranging from 50 to 70 basis points. On a year-over-year basis, total deposits increased $162.2 million or 16%.

Total core deposits, which exclude wholesale brokered CDs, wholesale CDAR deposits, and CDs with balances in excess of $100,000, increased $18.1 million, or 3% sequentially, due to increases in money market and retail CDAR balances as well as CDs with balances of less than $100,000. On a year-over-year basis, core deposits increased $115.1 million or 19%. At the end of the first quarter of 2009, core deposits accounted for approximately 63% of total deposits, up from 61% in the fourth quarter and the first quarter of 2008.

Shareholder’s equity in the first quarter totaled $186.3 million, a decrease of $3.6 million, or 2%, compared to the fourth quarter. On a year-over-year basis, shareholder’s equity decreased $14.2 million, or 7%. Tangible common equity as a percentage of tangible assets stood at 8.08%, compared to 8.43% in the fourth quarter and 10.11% in the first quarter of 2008.

The following tables summarize the Company’s results for the first quarter of 2009.

Bank of Florida Corporation
Financial Highlights (unaudited)

	For the Three Months Ended
(dollars in thousands, except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008

Income Statement Highlights
Net interest income before provision	$9,595	$9,789	$10,921	$11,347	$10,735
Provision for loan losses	6,693	16,026	6,190	1,585	687
Non interest income	1,155	1,195	1,162	1,049	1,296
Noninterest expense	11,031	10,951	11,388	10,770	10,952
Net (loss) income	(4,373)	(10,014)	(3,445)	4	233
Top-line revenue	10,750	10,984	12,055	12,396	12,031
Basic (loss) income per common share	(0.34)	(0.78)	(0.27)	0.00	0.02
Diluted (loss) income per common share	(0.34)	(0.78)	(0.27)	0.00	0.02

Key Ratios
Return on average assets	(1.15)%	(2.65)%	(0.95)%	0.00%	0.07
Return on average common equity	(9.23)	(20.89)	(6.96)	0.01	0.47
Net interest margin	2.93	2.89	3.33	3.58	3.62
Efficiency ratio	102.61	99.70	94.48	86.88	91.01
Tangible equity ratio	8.08	8.43	8.90	9.81	10.11
Average equity to average assets	12.46	12.70	13.66	14.12	15.14
Average loans to average deposits	104.04	103.84	112.45	116.29	120.79
Net charge-offs to average loans	3.92	0.26	1.72	0.40	0.74
Loan loss allowance to total loans	1.90	2.32	1.14	1.11	1.09
Loan loss allowance to nonperforming loans	21.28	41.10	49.08	54.56	68.76
Nonperforming loans to total loans	8.93	5.63	2.33	2.03	1.59
Nonperforming assets to total assets	7.67	4.95	2.15	1.75	1.33

Average Balances
Average loans	$1,202,566	$1,213,371	$1,196,918	$1,173,088	$1,137,859
Average assets	1,521,222	1,509,950	1,448,889	1,414,376	1,325,468
Average earning assets	1,326,285	1,347,990	1,306,053	1,276,102	1,194,161
Average deposits	1,155,918	1,168,491	1,064,440	1,008,747	941,250
Average common equity	189,578	191,719	197,907	199,761	200,627

	As of Period End
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2008	2008	2008	2008	2008

Total assets	$1,570,255	$1,549,013	$1,545,054	$1,414,689	$1,404,034
Total loans (including unearned income and loan fees)	1,288,176	1,275,311	1,247,802	1,191,733	1,174,472
Total deposits	1,165,267	1,166,282	1,199,705	1,012,408	1,003,042
Stockholders' equity	186,334	189,979	196,686	197,492	200,539
Nonperforming assets	120,516	76,670	33,199	24,689	18,730
Book value per common share	14.38	14.87	15.39	15.45	15.69
Tangible book value per common share	9.39	9.79	10.31	10.36	10.59
Assets under advice - Bank of Florida Trust Company	522,541	494,633	439,942	475,890	479,610
Assets under management - Bank of Florida Trust Company	412,661	386,472	372,577	365,589	361,899

Bank of Florida Corporation
Consolidated Statements of Income (unaudited)

	Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008

Interest income
Interest and fees on loans	$17,299	$18,960	$19,654	$19,634	$20,193
Interest on securities and other	1,492	1,376	1,302	1,349	704
Interest on federal funds sold	2	92	24	11	28
Total interest income	18,793	20,428	20,980	20,994	20,925

Interest expense
Interest on deposits	7,686	9,081	8,360	7,822	8,309
Interest on subordinated debt	147	234	170	224	270
Interest on FHLB & other borrowings	1,365	1,324	1,529	1,601	1,611
Total interest expense	9,198	10,639	10,059	9,647	10,190
Net interest income	9,595	9,789	10,921	11,347	10,735

Provision for loan losses	6,693	16,026	6,190	1,585	687
Net interest income after provision for loan losses	2,902	(6,237)	4,731	9,762	10,048

Non interest income
Service charges & fees	472	474	464	491	494
Gain on sale of assets, net	29	100	(9)	(121)	62
Trust Fees, net	654	621	679	679	740
Gains on sale of investment securities	0	0	28	0	0
Total noninterest income	1,155	1,195	1,162	1,049	1,296

Noninterest expense
Salaries and employee benefits	5,211	5,056	5,533	5,327	5,494
Occupancy expenses	1,769	1,766	1,780	1,707	1,720
Equipment rental, depreciation and maintenance	837	799	813	854	813
General operating	3,214	3,330	3,262	2,882	2,925
Total noninterest expense	11,031	10,951	11,388	10,770	10,952
(Loss) income before taxes (benefit)	(6,974)	(15,993)	(5,495)	41	392
Income taxes (benefit)	(2,601)	(5,979)	(2,050)	37	159
Net (loss) income	$(4,373)	$(10,014)	$(3,445)	$4	$233

(Loss) income per common share - diluted	$(0.34)	$(0.78)	$(0.27)	$0.00	$0.02

Weighted average common shares outstanding - diluted	12,779,020	12,779,020	12,779,020	12,779,020	12,779,376

Total common shares outstanding	12,955,520	12,779,020	12,779,020	12,779,020	12,779,020

Bank of Florida Corporation
Consolidated Balance Sheet (unaudited)

(dollars in thousands)
A S S E T S	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008

Cash and due from banks	$55,891	$47,064	$18,788	$16,449	$18,659
Interest bearing due from other banks	190	561	1,321	554	40
Federal funds sold	241	313	70,650	250	18,831
Total cash and cash equivalents	56,322	47,938	90,759	17,252	37,530

Securities held to maturity	3,317	3,316	3,316	3,315	3,314
Securities available for sale	109,741	114,660	88,284	89,227	77,761

Loans held for sale	156	-	-	6,629	18,286

Portfolio loans	1,289,582	1,276,985	1,249,663	1,186,849	1,157,910
Less:
Allowance for loan losses	24,479	29,533	14,264	13,232	12,811
Unearned income and deferred loan fees	1,561	1,674	1,861	1,745	1,724
Net loans	1,263,542	1,245,778	1,233,538	1,171,872	1,143,375

Federal Home Loan Bank and Federal Reserve Bank stock, at cost	8,647	9,246	7,347	9,913	9,778
Premises and equipment	29,029	29,501	30,113	30,405	30,152
Accrued interest receivable	5,121	4,990	5,458	5,095	5,142
Intangible assets	64,738	64,850	64,968	65,091	65,220
Other assets	29,642	28,734	21,271	15,890	13,476
Total assets	$1,570,255	$1,549,013	$1,545,054	$1,414,689	$1,404,034

LIABILITIES AND STOCKHOLDERS' EQUITY

Non interest bearing deposits	$101,631	$114,905	$100,471	$95,885	$107,162
MM/NOW	383,815	366,349	388,520	393,391	413,635
Savings	6,318	5,752	5,972	6,264	6,804
CD's < $100k	114,083	107,889	115,477	89,577	87,615
Retail CDAR's	124,457	117,308	80,071	-	-
Total core deposits	730,304	712,203	690,512	585,117	615,216

CD's (all others)	434,963	454,078	509,193	427,291	387,826

Total deposits	1,165,267	1,166,282	1,199,705	1,012,408	1,003,042

Fed funds purchased	-	-	-	-	-
Other borrowings	214,470	188,474	144,278	201,282	198,286
Accrued interest payable	2,140	2,286	1,954	1,713	1,827
Accrued expenses and other liabilities	2,044	1,992	2,431	1,794	339
Total liabilities	1,383,921	1,359,034	1,348,368	1,217,197	1,203,494

Stockholders' Equity:
Preferred stock	-	-	-	-	-
Common stock	130	128	128	128	128
Additional paid-in capital	200,592	199,862	199,792	199,706	199,651
Restricted stock	(651)	-	-	-	-
Accumulated deficit	(15,030)	(1,808)	(1,808)	(1,808)	(1,808)
Current year net income (loss)	(4,373)	(13,222)	(3,208)	237	233
Other comprehensive income	5,666	5,019	1,782	(771)	2,336
Total stockholders' equity	186,334	189,979	196,686	197,492	200,540
Total liabilities and stockholders' equity	$1,570,255	$1,549,013	$1,545,054	$1,414,689	$1,404,034

Conference Call

The Company will host a conference call today at 9:00 a.m. EDT to discuss its financial results, business highlights, and outlook.

Webcast:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=67947&CompanyID=BOFL&e=1&mediaKey=2677C9841362604E27455BF8B8EA496B(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

Dial-in: Toll free 877-604-9671

Bank of Florida Corporation

Bank of Florida Corporation (Nasdaq: BOFL) is a $1.6 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida - Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida - Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on “Investor Relations.” To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation, Naples
Tracy L. Keegan, Executive VP & CFO, 239-254-2147
or
Nvestcom Investor Relations
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com